EXHIBIT 10.2

MLA No. ML0988

MASTER LOAN AGREEMENT

     THIS MASTER LOAN AGREEMENT is entered into as of January 22, 2004, between CoBANK, ACB (“CoBank”) and CHS Inc., Inver Grove Heights, MN (the “Company”).

BACKGROUND

          From time to time CoBank may make loans to the Company. In order to reduce the amount of paperwork associated therewith, CoBank and the Company would like to enter into a master loan agreement. For that reason, and in consideration of CoBank making one or more loans to the Company, CoBank and the Company agree as follows:

     SECTION 1. Supplements. In the event the Company desires to borrow from CoBank and CoBank is willing to lend to the Company, or in the event CoBank and the Company desire to consolidate any existing loans hereunder, the parties will enter into a Supplement to this agreement (a “Supplement”). Each Supplement will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan. Each loan will be governed by the terms and conditions contained in this agreement and in the Supplement relating to the loan.

     SECTION 2. Availability. Loans will be made available on any day on which CoBank and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company. Requests for loans must be received no later than 12:00 Noon Company’s local time on the date the loan is desired. Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company. The Company shall furnish to CoBank a duly completed and executed copy of a CoBank Delegation and Wire and Electronic Transfer Authorization Form, and CoBank shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request or direction furnished in accordance with the terms thereof.

     SECTION 3. Repayment. The Company’s obligation to repay each loan shall be evidenced by the promissory note set forth in the Supplement relating to that loan or by such replacement note as CoBank shall require. CoBank shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans. All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Company and CoBank. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBank (or to such other account as CoBank may direct by notice). The Company shall give CoBank telephonic notice no later than 12:00 Noon Company’s local time of its intent to pay by wire and funds received after 3:00 p.m. Company’s local time shall be credited on the next business day. Checks shall be mailed to CoBank, Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice). Credit for payment by check will not be given until the later of: (a) the day on which CoBank receives immediately available funds; or (b) the next business day after receipt of the check.

     SECTION 4. Capitalization. The Company agrees to purchase such equity in CoBank as CoBank may from time to time require in accordance with its Bylaws. However, the maximum amount of equity which the Company shall be obligated to purchase in connection with any loan may not exceed the maximum amount permitted by the Bylaws at the time the Supplement relating to that loan is entered into or such loan is renewed or refinanced by CoBank.

     SECTION 5. Security. The Company’s obligations under this agreement, all Supplements (whenever executed), and all instruments and documents contemplated hereby or thereby, shall be secured by a statutory first lien on all equity which the Company may now own or hereafter acquire in CoBank. Except for CoBank’s lien on the Company’s equity in CoBank, the Company’s obligation hereunder each Supplement shall be unsecured.

     SECTION 6. Conditions Precedent.

          (A) Conditions to Initial Supplement. CoBank’s obligation to extend credit under the initial Supplement hereto is subject to the conditions precedent that CoBank receive, in form and content satisfactory to CoBank, each of the following:

               (i) This Agreement, Etc. A duly executed copy of this agreement and all instruments and documents contemplated hereby.

          (B) Conditions to Each Supplement. CoBank’s obligation to extend credit under each Supplement, including the initial Supplement, is subject to the conditions precedent that CoBank receive, in form and content satisfactory to CoBank, each of the following:

               (i) Supplement. A duly executed copy of the Supplement and all instruments and documents contemplated thereby.

               (ii) Evidence of Authority. Such certified board resolutions, certificates of incumbency, and other evidence that CoBank may require that the Supplement, all instruments and documents executed in connection therewith, and, in the case of initial Supplement hereto, this agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

               (iii) Fees and Other Charges. All fees and other charges provided for herein or in the Supplement.

               (iv) Evidence of Perfection, Etc. Such evidence as CoBank may require that CoBank has a duly perfected first priority lien on all security for the Company’s obligations, and that the Company is in compliance with Section 8(D) hereof.

          (C) Conditions to Each Loan. CoBank’s obligation under each Supplement to make any loan to the Company thereunder is subject to the condition that no “Event of Default” (as defined in Section 11 hereof) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a “Potential Default”), shall have occurred and be continuing.

     SECTION 7. Representations and Warranties.

          (A) This Agreement. The Company represents and warrants to CoBank that as of the date of this Agreement:

               (i) Compliance. The Company and, to the extent contemplated hereunder, each “Subsidiary” (as defined below), is in compliance with all of the terms of this agreement, and no Event of Default or Potential Default exists hereunder.

               (ii) Subsidiaries. The Company has Subsidiaries. For purposes hereof, a “Subsidiary” shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.

          (B) Each Supplement. The execution by the Company of each Supplement hereto shall constitute a representation and warranty to CoBank that:

               (i) Applications. Each representation and warranty and all information set forth in any application or other documents submitted in connection with, or to induce CoBank to enter into, such Supplement, is correct in all material respects as of the date of the Supplement.

               (ii) Conflicting Agreements, Etc. This agreement, the Supplements, and all security and other instruments and documents relating hereto and thereto (collectively, at any time, the “Loan Documents”), do not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and do not conflict with any provision of the Company’s bylaws, articles of incorporation, or other organizational documents.

               (iii) Compliance. The Company and, to the extent contemplated hereunder, each Subsidiary, is in compliance with all of the terms of the Loan Documents (including, without limitation, Section 8 of this agreement on eligibility to borrow from CoBank).

               (iv) Binding Agreement. The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

     SECTION 8. Affirmative Covenants. Unless otherwise agreed to in writing by CoBank, while this agreement is in effect, the Company agrees that it will observe and comply with all the affirmative covenants set forth in Article 12 of the Credit Agreement (as hereinafter defined), all said covenants, including the definitions of all defined terms used therein, being hereby incorporated herein by reference as if fully set forth, except that the terms Administrative Agent and Syndication Party shall mean only CoBank in its capacity as lender hereunder and Borrower shall mean the Company. As long as this agreement is in effect, those covenants and definitions shall also remain in effect even if the Credit Agreement is terminated or if CoBank ceases to be a Syndication Party thereunder. Any amendment to any of the covenants or definitions shall be incorporated in this agreement and shall, as of its effective date, also apply to this agreement, unless, within one month of the effective date of such amendment, CoBank notifies the Company that it objects to such amendment, in which case the covenants or definitions in effect prior to such amendment shall continue to apply under this agreement. “Credit Agreement” as used in this agreement means the Credit Agreement (Revolving Loan) dated May 21, 2003, by and between CoBank, as Syndication Party and Administrative Agent, the Syndication Parties named therein, and the Company, as Borrower therein (as the same may be amended, restated, supplemented or otherwise modified from time to time.

The Company also agrees that it will maintain its status as an entity eligible to borrow from CoBank.

     SECTION 9. Negative Covenants. Unless otherwise agreed to in writing by CoBank, while this agreement is in effect, the Company agrees that it will observe and comply with all the negative covenants set forth in Article 13 of the Credit Agreement, all said covenants, including the definitions of all defined terms used therein, being hereby incorporated herein by reference as if fully set forth, except that the terms Administrative Agent and Syndication Party shall mean only CoBank in its capacity as lender hereunder and Borrower shall mean the Company. As long as this agreement is in effect, those covenants and definitions shall also remain in effect even if the Credit Agreement is terminated or if CoBank ceases to be a Syndication Party thereunder. Any amendment to any of the covenants or definitions shall be incorporated in this agreement and shall, as of its effective date, also apply to this agreement, unless, within one month of the effective date of such amendment, CoBank notifies the Company that it objects to such amendment, in which case the covenants or definitions in effect prior to such amendment shall continue to apply under this agreement.

     SECTION 10. Events of Default. Each of the following shall constitute an “Event of Default” under this agreement:

          (A) Payment Default. The Company should fail to make any payment to, or to purchase any equity in, CoBank when due.

          (B) Representations and Warranties. Any representation or warranty made or deemed made by the Company herein or in any Supplement, application, agreement, certificate, or other document related to or furnished in connection with this agreement or any Supplement, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

          (C) Certain Affirmative Covenants. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with any reporting covenant set forth herein or in any Supplement hereto, and such failure continues for 15 days after written notice thereof shall have been delivered by CoBank to the Company.

          (D) Other Covenants and Agreements. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.

          (E) Cross-Default. The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and CoBank.

          (F) Other Indebtedness. The Company or any Subsidiary should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise ; provided that no such failure will be deemed to be an Event of Default hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least $10,000,000.

          (G) Judgments. A judgment, decree, or order for the payment of money in an amount in excess of $5,000,000 shall be rendered against the Company or any Subsidiary and either: (i) enforcement proceedings shall have been commenced; (ii) a Lien prohibited under Article 13 of the Credit Agreement of shall have been obtained; or (iii) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

          (H) Insolvency, Etc. The Company or any Subsidiary shall: (i) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction.

          (I) Material Adverse Change. Any material adverse change occurs, as reasonably determined by CoBank, in the Company’s financial condition, results of operation, or ability to perform its obligations hereunder or under any instrument or document contemplated hereby.

          (J) The Company should, after any applicable grace period, breach or be in default under the terms of the Credit Agreement.

     SECTION 11. Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, CoBank shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice. For all purposes hereof, the term “Potential Default” means the occurrence of any event which, with the passage of time or the giving of notice or both would become an Event of Default. In addition, upon the occurrence and during the continuance of any Event of Default, CoBank may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this agreement, all Supplements, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company. In addition, upon such an acceleration:

          (A) Enforcement. CoBank may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this agreement, any other Loan Document or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company’s obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any balances held by CoBank for the Company’s account (whether or not such balances are then due).

          (B) Application of Funds. CoBank may apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion.

In addition to the rights and remedies set forth above: (i) if the Company fails to purchase any equity in CoBank when required or fails to make any payment to CoBank when due, then at CoBank’s option in each instance, such payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (ii) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

     SECTION 13. Broken Funding Surcharge. Notwithstanding any provision contained in any Supplement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees to provide three Business Days’ prior written notice for any prepayment of a fixed rate balance and that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to CoBank a surcharge in an amount equal to the greater of: (i) an amount which would result in CoBank being made whole (on a present value basis) for the actual or imputed funding losses incurred by CoBank as a result thereof; or (ii) $300.00. Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Company refinancing the loan with another lender or by other means, then in lieu of the foregoing, the Company shall pay to CoBank a surcharge in an amount sufficient (on a present value basis) to enable CoBank to maintain the yield it would have earned during the fixed rate period on the amount repaid. Such surcharges will be calculated in accordance with methodology established by CoBank (a copy of which will be made available to the Company upon request).

     SECTION 14. Complete Agreement, Amendments. This agreement, all Supplements, and all other instruments and documents contemplated hereby and thereby, are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this agreement is amended or restated, each such amendment or restatement shall be applicable to all Supplements hereto.

     SECTION 15. Other Types of Credit. From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of the Company. In the event the parties desire to do so under the terms of this agreement, such extensions of credit may be set forth in any Supplement hereto and this agreement shall be applicable thereto.

     SECTION 16. Applicable Law. Except to the extent governed by applicable federal law, this agreement and each Supplement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine.

     SECTION 17. Notices. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or three days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to CoBank, as follows:	If to the Company, as follows:

For general correspondence purposes:	P.O. Box 64089, MS685
P.O. Box 5110	St. Paul, MN 55164-0089
Denver, Colorado 80217-5110

For direct delivery purposes, when desired:
5500 South Quebec Street
Greenwood Village, Colorado 80111-1914

Attention: Credit Information Services	Attention: John Schmitz
Fax No.: (303) 224-6101	Fax No.: 651-355-3778

     SECTION 18. Taxes and Expenses. To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by CoBank) incurred by CoBank and any participants from CoBank in connection with the origination, administration, collection, and enforcement of this agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to CoBank, and any stamp, intangible, transfer, or like tax payable in connection with this agreement or any other Loan Document.

     SECTION 19. Effectiveness and Severability. This agreement shall continue in effect until: (i) all indebtedness and obligations of the Company under this agreement, all Supplements, and all other Loan Documents shall have been paid or satisfied; (ii) CoBank has no commitment to extend credit to or for the account of the Company under any Supplement; and (iii) either party sends written notice to the other terminating this agreement. Any provision of this agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

     SECTION 20. Successors and Assigns. This agreement, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this agreement, any Supplement or any other Loan Document without the prior written consent of CoBank.

     SECTION 21. Participations, Etc. From time to time, CoBank may sell to one or more banks, financial institutions or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this agreement. However, no such participation shall relieve CoBank of any commitment made to the Company under any Supplement hereto. In connection with the foregoing, CoBank may disclose information concerning the Company and its Subsidiaries to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. CoBank agrees that all Loans that are made by CoBank and that are retained for its own account and are not included in a sale of participation interest shall be entitled to patronage distributions in accordance with the bylaws of CoBank and its practices and procedures related to patronage distribution. Accordingly, all Loans that are included in a sale of participation interest shall not be entitled to patronage distributions. A sale of participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof). CoBank agrees to give written notification

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	CHS INC.

By:	By:

Title:	Title: